Filed Pursuant to Rule 424(b)(8)
Registration No. 333-202584

PRICING SUPPLEMENT No. WF-18 dated October 31, 2016 (To Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes (Structured Notes)
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

¢	Linked to the Financial Select Sector SPDR® Fund

¢	Unlike ordinary debt securities, the securities do not pay interest at a specified rate, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Fund

¢	If the fund closing price of the Fund on any call date is greater than or equal to the starting price, we will automatically call the securities for the principal amount plus the call premium applicable to that call date

		Call Date	Call Premium
		November 3, 2017	6.80% of the principal amount
		November 5, 2018	13.60% of the principal amount
		October 28, 2019 (the “final calculation date”)	20.40% of the principal amount

¢	If the securities are not automatically called prior to the final calculation day, the payment at stated maturity will be based upon the fund closing price of the Fund on the final calculation day and could be greater than, equal to or less than the principal amount per security as follows:

	¢	If the fund closing price of the Fund on the final calculation day is greater than or equal to the starting price, the securities will be automatically called for the principal amount plus the call premium applicable to the final calculation day described above

	¢	If the fund closing price of the Fund on the final calculation day is less than the starting price, but not by more than 10%, you will receive the principal amount of your securities at stated maturity

	¢	If the fund closing price of the Fund on the final calculation day is less than the starting price by more than 10%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%

¢	Investors may lose up to 90% of the principal amount

¢	Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund beyond the applicable fixed call premium

¢	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue the shares of the Fund or any securities included in the Fund for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment

¢	No periodic interest payments or dividends

¢	No exchange listing; designed to be held to stated maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-12.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Principal amount(1)	Underwriting Discount and Commission(2)	Proceeds to Canadian Imperial Bank of Commerce
Per Security	$1,000.00	$28.25	$971.75
Total	$1,440,000.00	$40,680.00	$1,399,320.00

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is $954.30 per security. The estimated value is less than the principal amount of the securities. See “The Estimated Value of the Securities” on page PRS-35 of this Pricing Supplement.

(2)	The agent, Wells Fargo Securities, LLC, will receive an underwriting discount of $28.25 per security. The agent may resell the securities to other securities dealers at the principal amount less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of the agent. In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for information regarding how we may hedge our obligations under the securities.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated April 30, 2015 and the prospectus supplement dated April 30, 2015, relating to our Senior Global Medium-Term Notes (Structured Notes), of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus, and in the documents referred to in this pricing supplement, the prospectus supplement and the prospectus and which are made available to the public. We have not, and Wells Fargo Securities, LLC (“Wells Fargo Securities”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying prospectus supplement, nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015 filed with the SEC on April 30, 2015:

http://www.sec.gov/Archives/edgar/data/1045520/000119312515161379/d916405d424b3.htm

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

INVESTMENT DESCRIPTION

The Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019 (the “securities”) are senior unsecured debt securities of Canadian Imperial Bank of Commerce that do not pay interest at a specified rate, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call upon the terms described in this pricing supplement. The return you receive on the securities and whether they are automatically called will depend on the performance of the Financial Select Sector SPDR® Fund (the “Fund”). The securities provide:

(i)	the possibility of an automatic early call of the securities at a fixed call premium if the fund closing price of the Fund on either of the first two call dates is greater than or equal to the starting price; and

(ii)	if the securities are not automatically called prior to the final calculation day:

(a)	the possibility of a return equal to the call premium applicable to the final calculation day if the fund closing price of the Fund on the final calculation day is greater than or equal to the starting price;

(b)	repayment of principal if, and only if, the fund closing price of the Fund on the final calculation day is not less than the starting price by more than 10%; and

(c)	exposure to decreases in the price of the Fund if and to the extent the fund closing price of the Fund on the final calculation day is less than the starting price by more than 10%.

If the fund closing price of the Fund is less than the starting price on each of the three call dates (including the final calculation day), you will not receive any positive return on your investment in the securities. If the fund closing price of the Fund on the final calculation day is less than the starting price by more than 10%, you will receive less, and possibly 90% less, than the principal amount of your securities at stated maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date exceeds the starting price by more than the percentage represented by that call premium. You will not participate in any appreciation of the Fund beyond the applicable fixed call premium.

All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce.

All components of the S&P 500® are assigned to at least one of eleven Select Sector Indices, which track major economic segments and are highly liquid benchmarks. The Fund is an exchange traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Financial Select Sector Index.

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

INVESTOR CONSIDERATIONS

We have designed the securities for investors who:

●	believe that the fund closing price of the Fund will be greater than or equal to the starting price on one of the three call dates;
●	seek the potential for a fixed return if the Fund has appreciated at all as of any of the three call dates in lieu of full participation in any potential appreciation of the Fund;
●	understand that if the fund closing price of the Fund is less than the starting price on each of the three call dates (including the final calculation day), they will not receive any positive return on their investment in the securities, and that if the fund closing price of the Fund on the final calculation day is less than the starting price by more than 10%, they will receive less, and up to 90% less, than the principal amount per security;
●	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;
●	are willing to forgo periodic interest payments on the securities and dividends on shares of the Fund; and
●	are willing to hold the securities until stated maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to stated maturity;
●	believe that the fund closing price of the Fund will be less than the starting price on each of the three call dates;
●	are unwilling to accept the risk that the fund closing price of the Fund will be less than the starting price on each of the three call dates;
●	seek a security with a fixed term;
●	seek full return at stated maturity of the principal amount of the securities;
●	seek uncapped exposure to the upside performance of the Fund;
●	are unwilling to accept the risk that, if the fund closing price of the Fund is less than the starting price on each of the three call dates (including the final calculation day), they will not receive any positive return on their investment in the securities;
●	are unwilling to accept the risk that the fund closing price of the Fund may decrease by more than 10% from the starting price to the ending price;
●	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the principal amount, and may be as low as the lower estimate set forth on the cover page;
●	are unwilling to accept the risk of exposure to companies in the financial industry;
●	seek current income (including income in the form of periodic interest payments);
●	seek exposure to the upside performance of the Fund beyond the applicable call premiums;
●	are unwilling to accept the credit risk of Canadian Imperial Bank of Commerce to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or
●	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

TERMS OF THE SECURITIES

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement dated April 30, 2015 and the prospectus dated April 30, 2015, each filed with the SEC. See “Investment Description” in this pricing supplement.

Market Measure:	Financial Select Sector SPDR® Fund (Bloomberg ticker symbol “XLF”)
Pricing Date:	October 31, 2016
Issue Date:	November 3, 2016
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the fund closing price of the Fund on any call date (including the final calculation day) is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount per security plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Fund beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates and Premiums:	Call Date	Call Premium	Payment per Security upon an Automatic Call
	November 3, 2017	6.80%	$1,068.00
	November 5, 2018	13.60%	$1,136.00
	October 28, 2019	20.40%	$1,204.00

We refer to October 28, 2019 as the “final calculation day.”

The call dates are subject to postponement for non-trading days and the occurrence of a market disruption event. See “—Postponement of a Calculation Day” below.

Call Settlement Date:

Five business days after the applicable call date (as each such call date may be postponed pursuant to “—Postponement of a Calculation Day” below, if applicable); provided that the call settlement date for the last call date will be the stated maturity date.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Payment at Stated Maturity:

If the fund closing price of the Fund is less than the starting price on each of the three call dates, the securities will not be automatically called, and on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars determined as follows:

•   if the ending price is greater than or equal to the threshold price: $1,000; or

•   if the ending price is less than the threshold price: $1,000 minus:

If the securities are not automatically called prior to the final calculation day and the ending price is less than the threshold price, you will receive less, and possibly 90% less, than the principal amount of your securities at stated maturity.

All calculations with respect to any payments on the securities (whether upon automatic call or at stated maturity) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and such payment will be rounded to the nearest cent, with one-half cent rounded upward.

Stated Maturity Date:

November 4, 2019. If the final calculation day is postponed, the stated maturity date will be the later of (i) November 4, 2019 and (ii) three business days after the final calculation day, as postponed. See “—Postponement of a Calculation Day” below. If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. The securities are not subject to redemption at the option of Canadian Imperial Bank of Commerce or repayment at the option of any holder of the securities prior to the stated maturity date.

Fund Closing Price:

The “fund closing price” with respect to the Fund on any trading day means the product of (i) the closing price of one share of the Fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to the Fund on such trading day.

Closing Price:

The “closing price” with respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

Adjustment Factor:

The “adjustment factor” means, with respect to a share of the Fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.

Starting Price:	19.74, which is the fund closing price of the Fund on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the final calculation day.
Threshold Price:	17.766, which is equal to 90% of the starting price.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Postponement of a Calculation Day:

The call dates (including the final calculation day) are each referred to as a “calculation day.” If any calculation day is not a trading day, such calculation day will be postponed to the next succeeding trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

A “trading day” means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to the Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions. The “relevant stock exchange” for the Fund means the primary exchange or quotation system on which shares (or other applicable securities) of the Fund are traded, as determined by the calculation agent. The “related futures or options exchange” for the Fund means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Fund.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you.

All determinations made by the calculation agent will be at the sole discretion of it, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

No Listing:	The securities will not be listed on any securities exchange or quoted on any automated quotation system.
Clearance and Settlement:	The Depository Trust Company (“DTC”)
Material U.S. Tax Consequences:

By purchasing the securities, each holder agrees to treat them as pre-paid cash-settled derivative contracts for U.S. federal income tax purposes. Assuming this treatment is respected, gain or loss recognized on the securities should be treated as long-term capital gain or loss if the holder has held the securities for more than a year. However, if the Internal Revenue Service were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “Material United States Federal Income Tax Consequences,” the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Material United States Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Agent:

Wells Fargo Securities, LLC (“Wells Fargo Securities”). The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13605WBV2 / US13605WBV28

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

DETERMINING TIMING AND AMOUNT OF PAYMENT ON THE SECURITIES

The timing and amount of the payment you will receive will be determined as follows:

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

HYPOTHETICAL PAYOUT PROFILE

The following profile illustrates the potential payment on the securities for a range of hypothetical percentage changes in the fund closing price of the Fund from the pricing date to the applicable call date (including the final calculation day). The profile is based on a call premium of 6.80% for the first call date, 13.60% for the second call date and 20.40% for the final call date and a threshold price equal to 90% of the starting price. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual ending price of the Fund; and (iv) whether you hold your securities to stated maturity or earlier automatic call.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

RISK FACTORS

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities, the Fund or the Financial Select Sector Index (the “underlying index”). You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Receive At Stated Maturity Less, And Up To 90% Less, Than The Principal Amount Of Your Securities.

We will not repay you a fixed amount on the securities on the stated maturity date. If the fund closing price of the Fund is less than the starting price on each of the three call dates, the securities will not be automatically called, and you will receive a payment at stated maturity that will be equal to or less than the principal amount per security, depending on the ending price (i.e., the fund closing price of the Fund on the final calculation day). Because the price of the Fund will be subject to market fluctuations, the payment you receive at stated maturity may be more or less, and possibly significantly less, than the principal amount of your securities.

If the ending price is less than the threshold price, the payment you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 90% of the starting price. As a result, you may receive less, and up to 90% less, than the principal amount per security at stated maturity even if the price of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and your yield on the securities will be less than the yield you would earn if you bought a traditional interest-bearing debt security of Canadian Imperial Bank of Commerce or another issuer with a similar credit rating with the same stated maturity date.

The Potential Return On The Securities Is Limited To The Call Premium.

The potential return on the securities is limited to the applicable call premium, regardless of the performance of the Fund. The Fund may appreciate by significantly more than the percentage represented by the applicable call premium from the pricing date through the applicable call date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Fund. In addition, you will not receive the value of dividends or other distributions paid with respect to the Fund. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on one of the two earlier call dates, you will not receive the highest potential call premium.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to stated maturity.

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.

The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the securities based on the performance of the Fund will not be the same as the return on securities based on the performance of the underlying index.

PRS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, because it is possible that the securities may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid forward contracts, you may be required to accrue interest income over the term of your securities. See “United States Federal Income Tax Considerations.”

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the shares of the Fund or any securities included in the Fund for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the price of the Fund at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

●        Fund Performance. The value of the securities prior to stated maturity will depend substantially on the price of the Fund. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their principal amount, if the price of the Fund at such time is less than, equal to or not sufficiently above its starting price or threshold price.

●        Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

●        Volatility Of The Fund. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Fund changes.

●        Time Remaining To Stated Maturity. The value of the securities at any given time prior to stated maturity will likely be different from that which would be expected based on the then-current price of the Fund. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the Fund during the period of time still remaining to the stated maturity date. In general, as the time remaining to stated maturity decreases, the value of the securities will approach the amount that could be payable at stated maturity based on the then-current price of the Fund.

●        Dividend Yields On Securities Included In The Fund. The value of the securities may be affected by the dividend yields on securities held by the Fund (the amount of such dividends may influence the closing price of the shares of the Fund).

●        Events Involving Companies Whose Securities Are Included In The Fund. General economic conditions and earnings results of the companies whose securities are included in the Fund and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the securities comprising the Fund may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Fund.

PRS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

●        Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the price of the Fund, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the preceding risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the preceding risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the principal amount.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the three-month period following the issue date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the principal amount. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this three-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.

Our estimated value is only an estimate using several factors. The principal amount of the securities exceeds our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the principal amount of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities was determined by reference to our internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and could have an adverse effect on any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

The trading price of the shares of the Fund will determine the closing price of the Fund and, therefore, whether the securities will be automatically called on any of the call dates (including the final calculation day) or the amount payable to you at stated maturity. Additionally, in September 2016, the underlying index for the Fund was reconstituted by eliminating the stocks of real estate management and development companies and certain real estate investment trusts (“Real Estate Stocks”). In order for the Fund to effectuate a corresponding change to its portfolio, the Fund transferred Real Estate Stocks to the Real Estate Select Sector SPDR® Fund (“XLRE”) in exchange for shares of XLRE. On September 22, 2016, the Fund issued an in-kind distribution of the XLRE shares to shareholders of the Fund such that, following the distribution, the Fund continued to hold stocks included in the reconstituted underlying index. Accordingly, because the reconstituted Fund has a limited trading history, your investment in the securities may involve a greater risk than investing in securities linked to a Fund with a more established record of performance. As a result, it is impossible to predict whether the fund closing price of the Fund will fall or rise compared to its starting price. The trading price of the shares of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the Fund and the securities comprising the Fund are traded and the values of the Fund and such securities. Accordingly, any historical prices of the Fund do not provide an indication of the future performance of the Fund.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Financial Sector.

The Fund seeks to track the performance of the underlying index, which is comprised of the stocks of companies representing the financial sector of the S&P 500® Index. The Fund may be subject to increased price volatility as its holdings are concentrated in a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Companies representing the financial sector are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability of such companies is heavily reliant upon the availability and cost of capital and can fluctuate significantly when interest rates change or due to increased competition. Furthermore, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses.

In addition, the Fund no longer holds Real Estate Stocks. Consequently, the Fund is less diversified, and is more concentrated in the financials sector, than it was before this change to the portfolio.

The Fund May Not Be Representative Of An Investment In The Financial Sector.

The Fund does not represent a direct investment in the financial sector. The Fund consists of securities of companies whose primary lines of business are directly associated with the financial sector. As a result, the fund closing price of the Fund will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market and other conditions applicable to the U.S. financial sector. As a result, the Fund may not perfectly correlate with the performance in the financial sector and the fund closing price of the Fund could decrease even if the performance of the financial sector as a whole increases.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The investment advisor to the Fund, SSgA Funds Management, Inc. ( “SSgA FM”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Pursuant to its investment strategy or otherwise, SSgA FM may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the Fund, and, consequently, the value of the securities. In addition, the publisher of the underlying index is responsible for calculating and maintaining the underlying index. The underlying index publisher may add, delete or substitute the securities composing the underlying index or make other methodological changes required by certain corporate events relating to the securities composing the underlying index. Any of these actions could adversely affect the value of the underlying index, and, consequently, the price of the Fund and the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

Actions by any company whose securities are included in the Fund or the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on any call date (including the final calculation day) and the value of the securities. Wells Fargo & Company, an affiliate of Wells Fargo Securities, is currently one of the companies included in the underlying index and the Fund, but we are not affiliated with any of the companies included in the underlying index and the Fund. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you.

We, Wells Fargo Securities, And Our Respective Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Publisher Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.

We, Wells Fargo Securities, and our respective affiliates are not affiliated in any way with the Fund sponsor or the publisher of the underlying index and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the Fund sponsor, the Fund, the publisher of the underlying index and the underlying index contained herein from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors are not involved in the offering of the securities made hereby in any way and have no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

You will not become a holder of shares of the Fund or a holder of securities included in the underlying index as a result of owning a security. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity or upon automatic call.

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

An adjustment factor, as described herein, will be used to determine the fund closing price of the Fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) will be postponed if the applicable originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the postponed final calculation day.

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the fund closing price of the Fund on each calculation day and whether the securities are automatically called and may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of that calculation day; determining the fund closing price of the Fund if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; adjusting the adjustment factor and other terms of the securities in certain circumstances; if the Fund undergoes a liquidation event, selecting a successor fund or, if no successor fund is available, determining the fund closing price of the Fund on the applicable calculation day; and determining whether to adjust the fund closing price of the Fund on a calculation day in the event of certain changes in or modifications to the Fund or the underlying index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.

Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index could adversely affect the price of the Fund and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Fund and the underlying index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index published on or prior to the pricing date could result in an increase in the price of the Fund on the pricing date, which would adversely affect investors in the securities by increasing the price at which the Fund must close on a calculation day in order for investors in the securities to receive a favorable return.

●	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.

Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in

PRS-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the price of the Fund and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Fund or the underlying index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

●	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire shares of the Fund or securities included in the Fund or the underlying index or listed or over-the-counter derivative or synthetic instruments related to the Fund or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in shares of the Fund or any of the securities included in the Fund or the underlying index, or derivative or synthetic instruments related to the Fund or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Fund or the underlying index. These hedging activities could potentially adversely affect the price of the shares of the Fund and, therefore, adversely affect the value of and your return on the securities.

●	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.

Our affiliates or any participating dealer or its affiliates may engage in trading in shares of the Fund or the securities included in the Fund or the underlying index and other instruments relating to the Fund or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the price of the shares of the Fund and, therefore, adversely affect the value of and your return on the securities.

●	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or distribution expense fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the treatment of the securities as pre-paid cash-settled derivative contracts. If the Internal Revenue Service were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “Material United States Federal Income Tax Consequences,” the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Material United States Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement dated April 30, 2015. You should consult your tax advisor with respect to your own particular situation.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

HYPOTHETICAL RETURNS

If the securities are automatically called:

Assuming that the securities are automatically called, the following table illustrates, for each hypothetical call date on which the securities are automatically called:

●	the payment per security on the related call settlement date;

●	the total pre-tax rate of return; and

●	the pre-tax annualized rate of return.

Hypothetical Call Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Settlement Date	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return(1)

1st call date	$1,068.00	6.80%	6.56%
2nd call date	$1,136.00	13.60%	6.39%
3rd call date	$1,204.00	20.40%	6.28%

(1)    The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

If the securities are not automatically called:

Assuming that the securities are not automatically called, the following table illustrates, for a range of hypothetical ending prices of the Fund:

●	the hypothetical percentage change from the starting price to the hypothetical ending price, using the starting price of $19.74;

●	the hypothetical payment at stated maturity per security;

●	the hypothetical total pre-tax rate of return; and

●	the hypothetical pre-tax annualized rate of return.

Hypothetical Ending Price	Hypothetical Percentage Change From the Starting Price to the Hypothetical Ending Price	Hypothetical Payment at Stated Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return(1)

$18.75	-5.00%	$1,000.00	0.00%	0.00%
$17.766	-10.00%	$1,000.00	0.00%	0.00%
$17.57	-11.00%	$990.00	-1.00%	-0.33%
$15.79	-20.00%	$900.00	-10.00%	-3.48%
$14.81	-25.00%	$850.00	-15.00%	-5.34%
$9.87	-50.00%	$600.00	-40.00%	-16.31%
$4.94	-75.00%	$350.00	-65.00%	-32.08%
$0.00	-100.00%	$100.00	-90.00%	-63.69%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

PRS-20

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at stated maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual ending price.

PRS-21

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

HYPOTHETICAL PAYMENTS AT STATED MATURITY

If the fund closing price of the Fund is less than the starting price on each of the first two call dates, the securities will not be automatically called prior to the final calculation day, and you will receive a payment at stated maturity that will be greater than, equal to or less than the principal amount per security, depending on the ending price (i.e., the fund closing price of the Fund on the final calculation day). Set forth below are three examples of calculations of the payment at stated maturity, assuming that the securities have not been automatically called on either of the first two call dates, reflecting a call premium applicable to the final calculation day of 20.40% and assuming ending prices indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. Ending price is greater than the starting price, the securities are automatically called on the final calculation day and the payment at stated maturity is equal to the principal amount plus the applicable call premium:

Starting price: $19.74

Hypothetical ending price: $24.68

Since the hypothetical ending price is greater than the starting price, the securities are automatically called on the final calculation day and you will receive the principal amount of your securities plus a call premium of 20.40% of the principal amount per security. Even though the Fund appreciated by 25.00% from its starting price to its ending price in this example, your return is limited to the call premium of 20.40% that is applicable to the final calculation day.

On the stated maturity date, you would receive $1,204.00 per security.

Example 2. Ending price is less than the starting price but greater than the threshold price and the payment at stated maturity is equal to the principal amount:

Starting price: $19.74

Hypothetical ending price: $18.54

Threshold price: $17.766, which is 90% of the starting price

Since the hypothetical ending price is less than the starting price, but not by more than 10%, you would not lose any of the principal amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 3. Ending price is less than the threshold price and the payment at stated maturity is less than the principal amount:

Starting price: $19.74

Hypothetical ending price: $14.81

Threshold price: $17.766, which is 90% of the starting price

Since the hypothetical ending price is less than the starting price by more than 10%, you would lose a portion of the principal amount of your securities and receive a payment at stated maturity equal to:

PRS-22

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

On the stated maturity date you would receive $850.25 per security, resulting in a loss of 15.00%.

To the extent that the ending price differs from the values assumed above, the results indicated above would be different.

PRS-23

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

ADDITIONAL TERMS OF THE SECURITIES

Canadian Imperial Bank of Commerce will issue the securities as part of a series of senior unsecured debt securities entitled “Senior Global Medium-Term Notes (Structured Notes),” which is more fully described in the accompanying prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Market Disruption Events

If a market disruption event occurs or is continuing on any calculation day, then such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to the Fund on such eighth trading day, the calculation agent will determine the closing price of the Fund on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the Fund as of the close of trading on such eighth trading day. No interest will accrue as a result of delayed payment.

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise;

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Fund or any successor fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day;

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Fund or any successor fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)	The closure of the relevant stock exchange or any related futures or options exchange with respect to the Fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day;

(F)	The relevant stock exchange or any related futures or options exchange with respect to the Fund or any successor fund fails to open for trading during its regular trading session; or

PRS-24

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

(E)	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Fund or any successor fund; and

(2)	the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the Fund or any successor fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

Anti-dilution Adjustments Relating to the Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor as specified below if any of the events specified below occurs with respect to the Fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the final calculation day.

The adjustments specified below do not cover all events that could affect the Fund, and there may be other events that could affect the Fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Fund.

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)	Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)	Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by the Fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the Fund which a holder of one share (or other applicable security) of the Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Fund paid or distributed is based on a fixed cash equivalent value.

PRS-25

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

(C)	Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Fund will equal the amount per share (or other applicable security) of the Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of the Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)	Other Distributions

If the Fund declares or makes a distribution to all holders of the shares (or other applicable security) of the Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)	Reorganization Events

If the Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the payment at stated maturity, whether the securities are automatically called on any of the call dates or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the Fund, then, upon the calculation agent’s notification of that determination to the trustee and the Bank, any subsequent fund closing price for the Fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of the Fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for the Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate the Fund (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the calculation agent will calculate the fund closing price for the Fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

PRS-26

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

If a successor fund is selected or the calculation agent calculates the fund closing price as a substitute for the Fund, such successor fund or fund closing price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the Fund may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Fund or a successor fund, or the underlying index, is changed in a material respect, or if the Fund or a successor fund is in any other way modified so that the Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of the Fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the Fund comparable to the Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the payment at stated maturity and determine whether the securities are automatically called on any call date with reference to such adjusted closing price of the Fund or such successor fund, as applicable.

Calculation Agent

We or one of our affiliates will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. See “Risk Factors—We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.” We may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine whether the securities are automatically called on any of the call dates and the amount of the payment you receive upon automatic call or at stated maturity. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event has occurred;

●	determine if adjustments are required to the fund closing price of the Fund under various circumstances; and

●	if the Fund undergoes a liquidation event, select a successor fund (as defined above) or, if no successor fund is available, determine the fund closing price.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “— Market Disruption Events” or “— Liquidation Events” contemplated to be made by the calculation agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, we will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from us and active participants in the financial markets in the relevant jurisdiction in which futures or options contracts on the shares of the Fund are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the securities or us. Holders of the securities will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on us, the calculation agent and the holders of the securities. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of us, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the securities upon request.

PRS-27

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying prospectus) with respect to the securities, the amount payable on the securities will be equal to the payment at stated maturity, calculated as though the date of acceleration were the final calculation day; provided that if the fund closing price of the Fund on the date of acceleration is equal to or greater than the starting price, then the amount payable on the securities will be calculated using a call premium that is prorated to the date of acceleration.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any payments with respect to the securities in addition to the payment at stated maturity, calculated as set forth in the preceding paragraph. For more information, see “Description of Senior Debt Securities – Events of Default” beginning on page 9 of the accompanying prospectus.

Withholding

We or the applicable paying agent will deduct or withhold from a payment on a security any present or future tax, duty, assessment or other governmental charge that we determine is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a security will not be increased by any amount to offset such deduction or withholding.

PRS-28

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

THE FINANCIAL SELECT SECTOR SPDR® FUND

We obtained all information contained in this pricing supplement regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust (the “Trust”), a registered investment company, and SSgA Funds Management, Inc. (“SSgA FM”). The Fund is an exchange-traded fund managed by the Trust. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at.www.sec.gov. For additional information regarding the Trust or the Fund, please see the Fund’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents and the Trust website at http://www.sectorspdrs.com. None of us, the calculation agent, or Wells Fargo makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.

General

The Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLF.”

The Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. It is possible that this fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Investment Objective

The Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the underlying index. For more information about the underlying index, please see “The Financial Select Sector Index” below.

Holdings Information

As of September 23, 2016, the Fund included 64 securities. In September 2016, the underlying index for the Fund was reconstituted by eliminating the stocks of real estate management and development companies and certain real estate investment trusts (“Real Estate Stocks”). In order for the Fund to effectuate a corresponding change to its portfolio, the Fund transferred Real Estate Stocks to the Real Estate Select Sector SPDR® Fund (“XLRE”) in exchange for shares of XLRE. On September 22, 2016, the Fund issued an in-kind distribution of the XLRE shares to shareholders of the Fund such that, following the distribution, the Fund continued to hold stocks included in the reconstituted underlying index.

The following table summarizes the Fund’s top holdings in individual securities as of October 12, 2016.

Top Holdings in Individual Securities as of October 12, 2016

Security	Percentage of Total Holdings

Berkshire Hathaway Inc. Class B	11.37%
JP Morgan Chase & Co.	10.17%
Wells Fargo & Company	8.50%
Bank of America Corporation	6.76%
Citigroup Inc.	5.85%
U.S. Bancorp Inc.	2.88%
Goldman Sachs Group Inc.	2.64%
American International Group Inc.	2.54%
Chubb Limited	2.40%
Metlife Inc.	2.16%

PRS-29

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

The information above was compiled from the Trust website, without independent verification. Information contained in the Trust website is not incorporated by reference in, and should not be considered a part of, this document.

Replication

The Fund employs a replication strategy in seeking to track the performance of the underlying index, which means that the Fund typically invests in substantially all of the securities represented in such index in approximately the same proportions as such index. Under normal market conditions, the Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising such index. The Fund will provide shareholders with at least 60 days’ notice prior to any material change in this 95% investment policy. In addition, the Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). The Board of Trustees of the Trust may change the Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Financial Select Sector Index, outside of the underlying index and derivatives, that have a similar investment profile as the underlying index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The underlying index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund’s return may not match or achieve a high degree of correlation with the return of the underlying index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Disclaimer

“S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). The securities are not sponsored, endorsed, sold, or promoted by S&P, McGraw-Hill, the Trust, or SSgA FM. S&P, McGraw-Hill, the Trust, and SSgA FM make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. S&P, McGraw-Hill, the Trust, and SSgA FM have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Financial Select Sector Index

We have derived all information contained in this document regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC.

In July 2012, McGraw-Hill, the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

PRS-30

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

The Financial Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the financial services sector. Companies in the Financial Select Sector Index include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking. The Financial Select Sector Index is one of the eleven Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

●	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.

●	Each stock in the S&P 500® Index is allocated to at least one of the Select Sector Indices.

●	S&P Dow Jones Indices assigns index constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

●	The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

●	The Select Sector Indices are calculated using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.

2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, AWF (capping factor) and IWFs as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

3.	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the indices breach the maximum allowable limits defined in rules 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and IWF’s as of the rebalancing effective date.

4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.	If the rule in step 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first company that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until step 7 is satisfied.

PRS-31

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

10.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

Historical Data

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the price of the Fund at any time from Bloomberg under the symbol “XLF” or from the Select Sector SPDR® Fund’s website at www.sectorspdr.com. No information contained on the Select Sector SPDR® Fund’s website is incorporated by reference into this pricing supplement.

As noted above under “The Financial Select SPDR® Fund—Holdings Information,” in September 2016, the underlying index for the Fund was reconstituted by eliminating Real Estate Stocks. In order for the Fund to effectuate a corresponding change to its portfolio, the Fund transferred Real Estate Stocks to the Real Estate Select Sector SPDR® Fund (“XLRE”) in exchange for shares of XLRE. On September 22, 2016, the Fund issued an in-kind distribution of the XLRE shares to shareholders of the Fund such that, following the distribution, the Fund continued to hold stocks included in the reconstituted underlying index. The historical prices set forth below have been adjusted for the change in the Fund’s portfolio.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the Fund should not be taken as an indication of future performance, and no assurances can be given as to the ending price of the Fund. We cannot give you assurance that the performance of the Fund will result in any positive return on your initial investment.

The following graph sets forth daily closing prices of the Fund for the period from January 3, 2006 to October 31, 2016. The closing price on October 31, 2016 was $19.74.

PRS-32

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 3, 2006 through September 30, 2016 and from October 3, 2016 through October 31, 2016.

	High	Low	Last
2006
First Quarter	26.93	25.44	26.42
Second Quarter	27.75	25.57	26.23
Third Quarter	28.23	25.69	28.16
Fourth Quarter	30.14	28.05	29.83
2007
First Quarter	30.81	28.15	28.84
Second Quarter	30.86	28.70	29.25
Third Quarter	29.85	26.11	27.77
Fourth Quarter	29.09	22.89	23.53
2008
First Quarter	23.95	19.00	20.18
Second Quarter	22.47	16.40	16.40
Third Quarter	18.38	13.95	16.21
Fourth Quarter	16.71	7.62	10.25
2009
First Quarter	10.30	5.03	7.15
Second Quarter	10.57	7.36	9.72
Third Quarter	12.46	9.01	12.13
Fourth Quarter	12.76	11.38	11.68
2010
First Quarter	13.01	11.09	12.97
Second Quarter	13.84	11.21	11.21
Third Quarter	12.25	10.91	11.65
Fourth Quarter	13.00	11.64	12.95
2011
First Quarter	13.97	12.92	13.33
Second Quarter	13.56	11.94	12.45
Third Quarter	12.71	9.36	9.61
Fourth Quarter	11.41	9.16	10.56
2012
First Quarter	12.97	10.80	12.81
Second Quarter	12.92	10.86	11.87
Third Quarter	13.22	11.55	12.67
Fourth Quarter	13.55	12.31	13.32
2013
First Quarter	15.00	13.68	14.77
Second Quarter	16.38	14.48	15.83
Third Quarter	16.95	15.76	16.18
Fourth Quarter	17.75	15.89	17.75
2014
First Quarter	18.25	16.67	18.14
Second Quarter	18.60	17.28	18.47
Third Quarter	19.33	17.99	18.81
Fourth Quarter	20.33	17.90	20.08
2015
First Quarter	20.08	18.68	19.58
Second Quarter	20.52	19.56	19.80
Third Quarter	20.77	18.09	18.40
Fourth Quarter	20.16	18.41	19.31
2016
First Quarter	19.05	15.99	18.28
Second Quarter	19.36	17.42	18.54
Third Quarter	19.95	18.17	19.30
Fourth Quarter through October 31, 2016	19.86	19.21	19.74

PRS-33

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and the prospectus and to hedge our market risks associated with our obligation to pay any amounts due on the securities upon automatic call or at stated maturity.

We may hedge our obligations under the securities by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Fund and/or securities underlying the Fund, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the securities declines.

We expect to hedge our obligations under the securities through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the securities from time to time. See “Risk Factors—The Estimated Value of the Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market” and “—Our Economic Interests And Those of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests,” for a discussion of these adverse effects.

PRS-34

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

THE ESTIMATED VALUE OF THE SECURITIES

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same stated maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities were determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.”

The Bank’s estimated value of the securities is lower than the principal amount of the securities because costs associated with selling, structuring and hedging the securities are included in the principal amount of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Is Lower Than The Principal Amount Of The Securities” in this pricing supplement.

PRS-35

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

From time to time, Wells Fargo Securities and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, Wells Fargo Securities or one of its affiliates may be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, Wells Fargo Securities and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Unless you are informed otherwise in the confirmation of sale, this pricing supplement and the accompanying prospectus supplement and prospectus are being used in connection with the initial distribution of the securities and not in a market-making transaction.

Wells Fargo Securities has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

Wells Fargo Securities proposes to offer the securities to certain securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

The principal amount of the securities includes the underwriting discount received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the principal amount includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” on page PRS-34.

The securities are a new issue of securities with no established trading market. The securities will not be listed on a national securities exchange. Wells Fargo Securities may make a market for the securities, as applicable laws and regulations permit, but is not obligated to do so and may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent any secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Canadian Imperial Bank of Commerce has agreed to indemnify Wells Fargo Securities against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Canadian Imperial Bank of Commerce, Wells Fargo Securities or any broker-dealer affiliates of either Canadian Imperial Bank of Commerce or Wells Fargo Securities that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Canadian Imperial Bank of Commerce, Wells Fargo Securities or any broker-dealer affiliates of either Canadian Imperial Bank of Commerce or Wells Fargo Securities.

PRS-36

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

For the following jurisdictions, please note specifically:

Argentina

Canadian Imperial Bank of Commerce’s Senior Global Medium-Term Notes (Structured Notes) program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

PRS-37

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;

●	PTCE 95-60, for specified transactions involving insurance company general accounts;

●	PTCE 91-38, for specified transactions involving bank collective investment funds;

●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

●     no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

●     an administrative or statutory exemption applies to their purchase and holding of the securities and the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any Similar Law.

PRS-38

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests may be adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-39

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion supplements the discussion in the section called “Certain Income Tax Consequences—United States Taxation” in the accompanying Prospectus Supplement, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus Supplement.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the securities. This summary applies only to holders that acquire their securities in this offering for a price equal to the principal amount, which we understand will be at par, and hold such securities as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not apply to any holder that is subject to special rules, such as:

●	a dealer in securities,

●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

●	a bank,

●	a life insurance company,

●	a tax-exempt organization,

●	a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes,

●	a person that purchases or sells the notes as part of a wash sale for tax purposes,

●	a regulated investment company or real estate investment trust,

●	a U.S. holder (as defined in the accompanying Prospectus Supplement) whose functional currency for tax purposes is not the U.S. dollar,

●	a U.S. holder subject to the alternative minimum tax, or

●	U.S. expatriates.

This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the securities.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

If a partnership holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities if you are a partner in a partnership holding the securities.

PRS-40

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

General

We will not attempt to ascertain whether any of the issuers of the shares that constitute the underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as a passive foreign investment company within the meaning of section 1297 of the Code (a “PFIC”). If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder (as defined below) upon the sale, exchange or retirement of the securities. Potential investors considering an investment in the securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a PFIC.

As the law applicable to the U.S. federal taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes.

In the opinion of our counsel, Mayer Brown LLP, it would be generally reasonable to treat the securities as pre-paid cash-settled derivative contracts. The terms of the securities will provide that you agree to treat the securities in this manner for all U.S. federal income tax purposes.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section reflects the opinion of Mayer Brown that there is a significant possibility of a significant loss of principal on an investment in the notes.

Tax Consequences to U.S. Holders

Subject to the discussion below of Section 1260 of the Code, if you are a U.S. holder, you should generally recognize capital gain or loss upon the sale, exchange or payment on stated maturity in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in the securities will be equal to the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for securities of a U.S. holder who acquires the securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the securities. If the securities are held by the same U.S. holder until stated maturity, that holder’s holding period will generally include the stated maturity date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the securities should end on the date on which the amount the holder is entitled to receive upon the stated maturity of the securities is determined, even though the holder will not receive any amounts from us in respect of the securities prior to the stated maturity of the securities. In such case, a U.S. holder may be treated as having a holding period in respect of the securities that is one year or less even if the holder receives cash upon stated maturity of the securities at a time that is more than one year after the beginning of its holding period.

The constructive ownership rules of Section 1260 of the Code could possibly apply to notes that have a term in excess of one year and reference a “pass-thru entity” (as defined in Section 1260(c)(2) of the Code). Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships. It is not entirely clear how Section 1260 applies to an Index that is wholly or partially comprised of “pass-thru entities.” We generally do not intend to make an inquiry as to whether the Index contains any “pass-thru entities”, and it is possible that securities for which the Index contains a “pass-thru entity” could be wholly or partially subject to Section 1260 of the Code. If the securities were subject to Section 1260 of the Code, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale, redemption or stated maturity of the securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the Index on the date that you purchased the securities and sold those interests on the date of the sale, redemption or stated maturity of the securities. It is not clear how this computation would be made if the Index is partially comprised of “pass-thru entities.” Accordingly, if the Index contains a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to the securities.

PRS-41

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

Possible Alternative Tax Treatments of an Investment in the Securities

As noted above, there is no judicial or administrative authority discussing how the securities should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

The U.S. Treasury Department and the Internal Revenue Service released a notice that may affect the taxation of holders of the securities. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special constructive ownership rules of Section 1260 of the Code might be applied to such instruments. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is not clear whether the securities would be viewed as similar to instruments discussed in such notice, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Similarly, the Internal Revenue Service might assert, and a possible alternative treatment with respect to the securities would be, to treat the securities as a single debt instrument. Such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments.

If the securities are subject to such special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing “original issue discount” or OID on a hypothetical noncontingent debt instrument with that projected payment schedule. In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments if the actual amounts that holder receives in any taxable year differs from the projected payment schedule. These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of the securities prior to receipt of cash attributable to that income.

U.S. holders will recognize gain or loss on the sale, redemption or stated maturity of securities treated as contingent payment debt instruments in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the securities. The application of these rules could reduce or eliminate any amounts treated as long-term capital gains. In general, a U.S. holder’s adjusted basis in such securities will equal the amount the holder paid for the securities, increased by the amount of interest that was previously accrued with respect to the securities. Any such gain will generally be ordinary income and any such loss that will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years, and thereafter will be capital loss.

It is also possible that you could be required to recognize gain or loss at any time when the Underlying Shares (or any component thereof) are modified, adjusted, discontinued or replaced with a successor index.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders.

For information regarding backup withholding and information reporting considerations with respect to the securities, please see the discussion under “Certain Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying Prospectus Supplement.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a security that is not a partnership or other entity treated as a partnership and is not a U.S. holder. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that the payment is not effectively connected with your conduct of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at stated maturity may be subject to U.S. federal income tax if you are a nonresident alien individual and are present in the U.S. for 183 days or more during the taxable year of the settlement at stated maturity, sale or exchange and certain other conditions are satisfied.

PRS-42

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

If you are engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at stated maturity, sale or exchange of the securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), you generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if you were a U.S. holder as described under the heading “—U.S. Holders,” above. In addition, non-U.S. holders that are foreign corporations, may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of their earnings and profits for the taxable year that are effectively connected with their conduct of a trade or business in the U.S., subject to certain adjustments.

Notwithstanding the above, if we determine that there is a material risk that we will be required to withhold on any payments on the securities, we may withhold on any such payment to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided to us (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If we elect to withhold and such non-U.S. holder has provided us with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, we may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

A dividend equivalent payment made with respect to an equity-linked instrument is treated as a U.S.-source dividend. Such payments are generally subject to a 30% U.S. withholding tax (or lower rate if a tax treaty applies) when paid to a non-U.S. holder. Treasury regulations provide that certain equity-linked instruments with payments that are contingent upon or determined by reference to U.S.-source dividends (including payments reflecting adjustments for dividends), are considered to pay dividend equivalents. Applicable regulations exempt equity-linked instruments issued prior to 2017 from these rules. Depending on the composition of the Underlying Shares, a note might be treated as an equity-linked instrument; however, since it is issued prior to 2017, it will be exempt from the withholding tax rules specified for dividend equivalents.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Additionally, as discussed above, the Internal Revenue Service has indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. Prospective non-U.S. holders of the securities should consult their own tax advisors in this regard.

The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated in the United States. A security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the security at the time of his or her death. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A non-U.S. holder (or financial institution holding the securities on behalf of the non-U.S. holder) that provides the applicable withholding agent with the appropriate Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

Additional Information for Investors

For information regarding the applicability of FATCA to the securities, please see the discussion under “Certain Income Tax Consequences—United States Taxation—Recent Legislative Developments” in the accompanying Prospectus Supplement. FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest. The Internal Revenue Service recently announced in published guidance its intent to amend the regulations to extend the effective date of withholding on gross proceeds to 1 January 2019. Similarly, the Internal Revenue Service announced its intention to delay the effective date of withholding tax on “foreign passthru payments” to the later of 1 January 2019 or the date of publication of final U.S. Treasury regulations defining such term.

PRS-43

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act. The Minister of Finance (Canada) has released proposals to amend the Canadian Tax Act that impact the treatment of secondary market sales of “prescribed debt obligations” such as the securities occurring after 2016 (the “Budget Proposals”). It is not clear whether the Budget Proposals could impact the Canadian tax consequences of a transfer or assignment of a security by a Non-Resident Holder to a transferee resident in Canada for purposes of the Canadian Tax Act, and in particular whether Canadian withholding tax could apply in respect of such a transfer or assignment, regardless of whether such security is an “excluded obligation” as described under “Certain Income Tax Consequences – Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. Non-Resident Holders should consult with their own tax advisors in this regard.

PRS-44

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Financial Select Sector SPDR® Fund due November 4, 2019

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated October 2, 2015, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed with the SEC on October 2, 2015.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated October 2, 2015, which has been filed as Exhibit 5.1 to the Bank’s Form 6-K filed on October 2, 2015.

PRS-45